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                                                                    EXHIBIT 10.4



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CONSULTANCY AGREEMENT

BETWEEN

VEDANTA RESOURCES PLC

AND

STERLITE INDUSTRIES (INDIA) LIMITED

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CONSULTANCY AGREEMENT

THIS AGREEMENT made at London, United Kingdom this 29th day of March, 2005, between Vedanta Resources plc, a Company incorporated under the laws of England & Wales and having its registered office at Hill Street, 1 Little New Street, London, EC4A 3TR (hereinafter called 'VR plc', which expression shall, unless repugnant to the context or meaning thereof, be deemed to include its successors) of the One Part and Sterlite Industries (India) Limited, a company registered under the provisions of the Companies Act, 1956 and having its Registered Office at B-10/4, Waluj, MIDC Industrial Area, Waluj, Dist. Aurangabad 431 133, Maharashtra (hereinafter called 'SIIL' which expression shall, unless repugnant to the context or meaning thereof, be deemed to include its successors) of the Other Part;

W H E R E A S

A) VR plc is a body corporate incorporated in England & Wales, VR plc is the ultimate parent company of Sterlite Industries (India) Limited and the various other Sterlite group companies in India and abroad. VR plc has a pool of qualified and well-experienced managerial and operating personnel.

B) Sterlite Industries (India) Limited, is a leading non-ferrous metals player in India. Its business comprises the manufacture of copper anode, copper cathode and continuous cast copper rods. It has made down stream investment in Bharat Aluminium Company Limited, Hindustan Zinc Limited, Indian Foils Limited and has also acquired copper mines in Australia.

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C) SIIL has requested, and VR plc is willing to provide strategic planning and consultancy services to SIIL and each of its subsidiaries in varied areas of business such that each of the companies is able to finalise and implement plans for growth (both generic and by acquisitions), raise finance, enhance profile and so forth.

D) The parties have agreed that VR plc shall render such services to SIIL on the terms and conditions hereinafter contained:


NOW IT IS AGREED BY AND BETWEEN THE PARTIES HERETO AS FOLLOWS:


1.   SERVICES

a. The scope of services to be rendered by VR plc to SIIL will include but not be limited to services as set out in Appendix 1:

b. The services shall be rendered and supplied by VR plc to SIIL and its subsidiaries based on the needs and requirements of SIIL. The services will be provided by VR plc on its own and also where the services are specifically required by SIIL. SIIL shall keep VR plc informed of the development of its programmes, projects etc., and the aforesaid services shall be rendered and supplied by VR plc upon request made by SIIL. SIIL shall give sufficient and reasonable time to VR plc to render and supply the aforementioned services. In the event of SIIL requiring services other than those specified above, VR plc will supply these if available by VR plc on such terms as may be mutually agreed between SIIL and VR plc.

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2.   MANNER IN WHICH SERVICES ARE TO BE PERFORMED

VR plc agrees to render these services as follows:

a. By making available its skilled employees to SIIL for the performance of the above services.

b. By providing SIIL with oral and written expert advice in the various service categories covered within this agreement.

c. By providing SIIL with factual information, data and recommendations and the results of studies and services relating to the business activities and management of SIIL, so as to enable it to promote and improve its business.

3.   FEES

a. In consideration of VR plc rendering and supplying to SIIL and its subsidiaries the services mentioned above, SIIL shall pay to VR plc fees as set-out in Appendix 2. It is also agreed that the maximum consideration for the first financial year under this Agreement shall not exceed USD 3 million.

The said fees will be subject to revision, on mutually accepted terms, at each calendar year commencing from 1st April, 2005.

b. The said fees shall be paid six monthly in arrears starting with the period commencing 1st April, 2004.

c. SIIL shall pay to VR plc the full amount of each invoice no later than 45 days following receipt of the same. Invoices shall be issued in March and September in each year during the Term. If SIIL disputes any amount set forth in any such invoice, SIIL shall pay the undisputed portion within the specified period, and the SIIL and VR plc shall attempt in good faith to resolve all disputed items as soon as reasonably practicable.


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d. The gross fee and any other amounts due under this agreement are exclusive of any Value Added Tax (VAT), if any, chargeable under the Value Added Tax 1994 (including all associated regulation and European Community Directives and Regulations pertaining thereto) ('VAT'). If VAT is chargeable, SIIL shall pay this VAT in addition to any amount due under this agreement and VR plc will provide a valid VAT invoice to SIIL. VR plc will provide all reasonable assistance to SIIL to enable it to recover any VAT so charged.

e. SIIL will pay the gross fee to VR plc. If the fee is subject to any withholding tax then VR plc may require SIIL, at its sole discretion, to increase the fee to such an extent that the net fee after the deduction of withholding tax shall equal the gross fee as calculated in Appendix 2 and as referred to above, If any such withholding is made, SIIL will provide the necessary vouchers certifying the tax withheld to VR plc.


4.   CONFIDENTIALITY

Both parties undertake to maintain strict confidentiality of all information that they may have access to or that comes to their knowledge during the course of rendering or supplying of the said services to SIIL and its subsidiaries. Neither of the parties shall disclose such information to any person save and except its employees and other professional advisers on a need-to-know basis and on obtaining from them an assurance of confidentiality.


5.   TERM

This Agreement shall come into force upon the execution hereof and shall take effect from 1st April, 2004 and unless terminated as herein provided, shall remain in force for a period of five years.

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6.   TERMINATION

a. This Agreement shall stand terminated forthwith if a party is unable to pay any debt as it becomes due and has liabilities which exceed its assets.

b. This Agreement may be terminated by either of the parties forthwith, if the other party shall happen to be in breach of any of its terms and shall have failed to rectify such breach within sixty days of a notice in this regard having been served upon it.

c. This Agreement can be terminated by mutual agreement after 31 March 2005 by either party providing written notice of its intention to terminate the Agreement.


7.   TRANSITION

Upon termination or expiration of this Agreement, each party shall diligently cooperate with the other to effect a smooth and orderly transition. From the time that a notice of termination is received by either party until the effective termination date, each party shall cooperate fully with any newly appointed party performing the duties contemplated hereunder.


8.   LIMITATION OF LIABILITY

In the event of termination by either party in accordance with any of the provisions of this Agreement, neither party shall be liable to the other because of such termination for compensation, reimbursement or damages on account of the loss of prospective profits or anticipated sales or on account of expenditure, investment, leases or commitments in connection with the business or goodwill of SIIL or VR plc.

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9.   FORCE MAJEURE

In the event of a party's obligations hereunder have been prevented from being carried out due to a governmental restriction, act of God, war, civil war, riot or any other cause similar to the foregoing which is beyond its control, it shall not be responsible to the other party for failure or delay of performance of the obligations under this Agreement; provided, however, if such failure or delay continues for more than six months, the other party hereto may terminate this Agreement by notice in writing to that effect.


10.  RETURN OF CONFIDENTIAL INFORMATION

Upon termination, either party shall return to the other all documents and papers which it may have in its custody belonging to the other in connection with this Agreement the services rendered or supplied hereunder.


11.  NOTICES

All notices required to be given shall be deemed to have been sufficiently served if sent by registered post acknowledgement due or by any other means of recorded delivery, including telex or fax, at the address of the party mentioned herein above, or at any other address as may be communicated in writing.


12.  NON ASSIGNABILITY

Neither of the parties may assign this Agreement or any rights or obligations hereunder without the prior consent in writing of the other.

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13.  CHANGES TO AGREEMENT

This Agreement shall be modified only by the mutual consent of both parties expressed in writing.


14.  INVALIDITY

If any provision of this Agreement is or becomes invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions shall not in any way be affected or impaired.


15.  ENTIRE AGREEMENT

This Agreement comprises the entire agreement between the Parties relating to the subject matter hereof and each of the Parties acknowledges that it has not entered into this Agreement relying on any representation, statement or agreement, whether oral or in writing, other than those expressly incorporated into this Agreement.


16.  PARTNERSHIP AND AGENCY

Nothing contained herein shall be construed as constituting VR plc as an agent of SIIL or its subsidiaries. The relationship between the parties is strictly on a principal-to-principal basis. Similarly, nothing herein contained shall be construed to constitute a joint venture or an arrangement for sharing of profits or partnership between the parties.

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17.  DISPUTES

In the event of any dispute or difference arising between the parties concerning the interpretation of this Agreement or the rights and obligations of the parties, the same shall be referred to a single arbitrator in case the parties so agree, failing which each party shall nominate an arbitrator in writing and the arbitrators so appointed shall, before entering upon reference, appoint a third arbitrator who shall act as the presiding arbitrator and thereafter proceed to determine the matter of difference or dispute. The decision of the arbitrators by majority shall be conclusive. The arbitration shall be in accordance with the UNCITRAL Arbitration Rules as in force and effect on the date of service of a Notice of Dispute. The tribunal shall consist of a sole arbitrator and the appointing authority shall be the Secretary General of the Permanent Court of Arbitration of the Hague. Such arbitration shall be held at London and the language of the arbitration shall be English.


18.  LAW

This Agreement shall be construed and given effect to in accordance with the laws of England and Wales. Subject to the provisions of Clause 17 hereinabove, any dispute or difference arising out of this Agreement or any claim by either party against the other party shall be adjudicated upon and decided by a Court of competent jurisdiction in England and Wales.

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IN WITNESS WHEREOF this Agreement has been entered into the day and year first above written.




SIGNED for and on behalf of                 )

VEDANTA RESOURCES PLC                       )   /s/ Peter Sydney

Director                                    )

Director/Company Secretary                  )   /s/ Andrew Woolley





SIGNED for and on behalf of                 )

STERLITE INDUSTRIES (INDIA) LIMITED         )   /s/ Tarun Jain

Director                                    )

Director/Company Secretary                  )   /s/ Ramesh Venkat

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APPENDIX 1

CONSULTANCY SERVICES

1.   STRATEGIC ADVICE

a) Advice on developing a global profile, particularly relevant to the metals and mining businesses of the SIIL group of companies.

b) Advice and assistance in formulating and implementing short, medium and long term plans and strategies for growth and diversification, and also consolidation so as to enhance and make effective use of corporate resources in the form of personnel, finance and goods and services.

c) Advice and assistance on all opportunities for growth through mergers and acquisitions including identification, evaluation, negotiation and closing.

d) Advice on all plans for new ventures, businesses and facilities (including mines and refining and manufacturing facilities) including evaluation of proposals and their implementation.

e) Assistance in sourcing international consultants including specialists in mining and metallurgical, suppliers, vendors and customers and negotiation with these parties.

f) Advice on globalisation including in particular advice on best practices in all fields of production, marketing, distribution, administration, human resources, and so forth.


2.   FINANCIAL, TREASURY AND LEGAL ADVICE

a) Advice on financial structure of the company including advice and assistance in relation to raising of financial resources by private and/or public placements of debt and/or equity. This advice will include consideration of new and/or different instruments or arrangements which

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     are evolved in the international markets and their applicability to the companies.

b) Assistance in short, medium and long term financial planning and forecasting.

c)   Assistance in investment appraisal.

d)   Support for implementation of financial systems.

e)   Internal audit.

f)   Assistance in cash management and cash flow planning.

g) Advice on banking arrangements and particularly in the international sector including foreign exchange exposure.

h)   Advice on taxation matters.

i) Advice on legal matters, including trademark, licence, domain name and contractual issues.


3.   MARKETING

a)   Advice on public relations, marketing and customer service provision.

b) Provision of corporate marketing material. All such material will become the property of SIIL subject to payment under section 3 of this agreement.

c)   Assistance with marketing positioning and strategic market planning.


4.   TRAINING

     Assistance with the provision of staff training.


5.   IT SUPPORT

a)   Assistance with the provision of IT software support.

b)   Provision of software and systems advice.

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6.   HUMAN RESOURCE MANAGEMENT

a)   Advice on short, medium and long term Human Resource planning.

b) Advice on establishing Human Resource policies, selection and training of personnel and in other organisational matters.

c) Advice on executive development programmes, incentives, retirements and other benefit programmes.

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APPENDIX 2

CALCULATION OF THE SERVICE FEES DUE UNDER THIS AGREEMENT

1. Pursuant to Clause 3 of this Agreement SIIL shall pay VR plc for the services provided as calculated below.

2. The time spent by the relevant personnel in providing the services will be determined.

3. Once the amount of time spent has been calculated, a proportion of salary and all associated employment costs (including but not restricted to salaries, benefits, bonuses, allowances, travel expenses, and other associated employment costs) together with a proportion of overhead costs incurred by VR plc shall be determined. Such costs will not include any notional costs suffered by VR plc such as the attributed cost of awards to staff under the Vedanta Resources Long Term Incentive Plan.

4. Then the total of the costs calculated in 3 above together with a mark-up of 40% shall represent the gross fee payable to VR plc for the period.

5. The anticipated fee used for reference in this agreement will initially be based on a relevant (based on estimated time spent on the provision of services under this agreement) proportion of expected annual budgeted costs for the year ending 31 March 2005 plus the mark-up noted above. Based on current projections the relevant proportion of annual budgeted costs will be in the region of USD 3 million per annum.

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6.   The fee will be adjusted for actual time and costs incurred in the year if the actual costs calculated in 3 above are 20% more or less than the budgeted costs (as calculated in 5 above) on the services provided and the estimate of the next year's fee will also be adjusted accordingly.

7. Appendix 3 sets out the expenses budget for the year ending 31 March 2005 for VR plc individuals involved and the expected gross fee chargeable to SIIL for the year ending 31 March 2005.

8.   The gross fee will be recalculated each year.

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APPENDIX 3

ANNUAL BUDGETED COSTS

As set-out in paragraph 5 of Appendix 2 the allocated costs for the year ending 31 March 2005 in providing the services pursuant to clause 1 of this Agreement are set out below:

TABLE 1

------------------------------------------------------------
DESCRIPTION                                              USD
                                                  ----------
DIRECT COSTS
                                                  ----------
  SALARIES AND RELATED STAFF COSTS                   809,850
                                                  ----------
  RELATED STAFF COSTS                                202,450
                                                  ----------
OVERHEADS
                                                  ----------
  PROPERTY                                           168,400
                                                  ----------
  PROFESSIONAL FEES                                  166,700
                                                  ----------
  INSURANCE                                          113,200
                                                  ----------
  COMMUNICATION AND IT COSTS                          19,000
                                                  ----------
  CAR EXPENSES                                        10,600
                                                  ----------
  TRAVEL                                             579,600
                                                  ----------
  DEPRECIATION                                        55,600
                                                  ----------
  OTHER EXPENSES                                      17,500
                                                  ----------

                                                  ----------
TOTAL COSTS                                       $2,142,900
                                                  ----------
40% MARK UP                                         $857,100
                                                  ----------

                                                  ----------
TOTAL FEES                                        $3,000,000
------------------------------------------------------------

------------------------------------------------------------


For the avoidance of doubt the costs considered do not include the cost of:

     a. share awards to SIIL personnel under the Vedanta Resources Long Term Incentive Plan

     b.   financing costs for provision of funds

Separate charges may be recovered by VR plc for these services.

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The table below lists the persons employed by VR plc and shows the percentage of time spent by each person in the performance of consultancy services for SIIL. The costs in Table 1, above, are based on the following time allocation:-

Table 2

------------------------------------------------------------------------------------------
POSITION                         NAME OF EMPLOYEE                       UK           INDIA

DIRECTORS
Chief Executive                  MR. ANIL AGARWAL                       60%          40%
Deputy Chief Executive           MR NAVIN AGARWAL                       0%           100%
Finance Director                 MR. PETER SYDNEY-SMITH                 70%          30%
Non- exe Director                MR. MICHAEL FOWLE                      100%         0%
Non- exe Director                MR JEAN-PIERRE RODIER                  100%         0%
Non- exe Director                MR NARESH CHANDRA                      100%         0%
Non- exe Director                DR SHAILENDRA TAMOTIA                  100%         0%
Non- exe Director                MR AMAIN MEHTA                         100%         0%

SENIOR MANAGEMENT
VP Corporate Finance             MR. PRIYANK THAPLIYAL                  90%          10%
Head of Investor
Relations                        MR JOHN SMELT                          90%          10%
Company Secretary                MR MATTHEW HIRD                        90%          10%
Asst, Company Secretary          MR H N MASKARA                         80%          20%

SUPPORT STAFF
Head Office Accountant           MRS POOJA MARU                         100%         0%
Head Office Administrator        MRS JILL HOLLIS                        100%         0%
PA to Chief Executive            MS FIONA PARMAR                        100%         0%
Assistant Accountant             REMI ALARAN                            100%         0%
Driver                           JOHN PADEIRO                           100%         0%
------------------------------------------------------------------------------------------

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Appendix 4

PERSONNEL

The following personnel are employed by VR plc and provide consultancy services in accordance with this agreement as under:


ANIL AGARWAL
CHIEF EXECUTIVE

Mr. Agarwal is the Chairman and Managing director of SIIL. He is closely involved in all aspects of business of SIIL ranging from strategy to operational matters. He devotes the majority of his time to SIIL. He has 29 years of mining experience.


PETER SYDNEY - SMITH - F.C.A.
FINANCE DIRECTOR

Mr. Sydney Smith is primarily involved in providing financial advice to SIIL. Key areas of his services include:

     -    Raising finance from international markets;

     -    Providing advice on the financial structure;

     -    Advice on taxation issues;

     -    Advice on legal matters;

     -    Formulation of growth strategy and advice on new business ventures.

     -    Cash flow planning and management;

     -    Assistance in investment appraisal;


JOHN SMELT - MSI (DIP)
HEAD OF INVESTOR RELATIONS

Mr. Smelt is primarily involved in the following areas when advising SIIL:

     -    Developing a global profile for SIIL;

     -    Assistance in formulation of a public relations strategy;

     - Providing advice on best practice policies and benchmarks relevant to the industry in which SIIL operates.

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PRIYANK THAPLIYAL - MBA; M. TECH (METALLURGICAL ENGINEERING)
HEAD OF CORPORATE FINANCE

Mr. Thapliyal is primarily involved in the following areas when advising SIIL:

     - Provision of advice on mergers and acquisition of new ventures, businesses and facilities including identification, evaluation, negotiating and closure;

     -    Assistance in investment appraisal;

     -    Advising on strategic market planning.


MATTHEW HIRD - A.C.A
COMPANY SECRETARY

Mr. Hird is primarily involved in the following areas when advising SIIL:

     -    Assistance in taxation and legal issues;

     -    Sourcing external advisors and professionals.

     -    Providing support for internal audit;

     -    Assistance in medium-long term financial planning;

     -    Provision of staff training;

     - Advice on HR practices and policies including long term incentive plans;


HARE MASKARA -A.C.I.B; A.I.I.B
ASSISTANT COMPANY SECRETARY

Mr. Maskara is primarily involved in the following areas when advising SIIL:

     - Liaison with senior SIIL personnel in communication of information and advice to and from VR plc;

     -    Assistance in cash flow planning and management;

     -    Assistance in legal and tax issues.

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